                                 SiriCOMM, INC.
                                 4710 E. 32nd St
                                Joplin, MO 64804

                                  July 5, 2006

Mr. William W. Graham
10614 W. 148th St.
Overland Park, KS 66221

Re: Terms of Relationship with SiriCOMM, Inc.

Dear Bill:

SiriCOMM, Inc. agrees to employ you as President and Chief Executive Officer
(CEO) for a period of three to six months effective June 28, 2006. As President and CEO you will manage the business of the corporation subject to, and in accordance with, any instructions or orders from the board of directors. You will execute, on behalf of the corporation, such contracts, including loan documents, as are approved by the board of directors. You will participate in meetings of the board subject however, to the board's right to exclude you from any sessions which, in the opinion of the board, would not be appropriate for your participation.

Your compensation, as CEO, will be $14,583.33 per month and the company will also reimburse you for your current health insurance expenses in the amount of
$850 per month. This reimbursement will be treated as additional salary, if necessary, to comply with regulations covering the company's health care plan.
In addition to the salary SiriCOMM, Inc. will grant you an option to purchase fifty thousand shares of SiriCOMM common stock with an exercise price equal to the mean daily closing price of the stock for the period June 15-28, 2006. The option will be exercisable in whole or in part at anytime through June 27, 2011.
The stock issued to you upon any exercise of your option will be subject to any restrictions required by applicable law and/or regulations of the SEC.

SiriCOMM, Inc. will consider, based upon your performance and the needs of the company, offering you a longer term employment contract as CEO on terms competitive for the position. The longer term contract would also provide you a seat on the board of directors.

If the foregoing is consistent with your understanding of our agreement, please execute, date and return a copy of this letter to me.

                                                     Very truly yours,

                                                     /s/ David N. Mendez

                                                     David N. Mendez
                                                     Executive Vice President

Agreed to and Accepted:

/s/ William W. Graham
William W. Graham

Date: July 5, 2006